UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2005

Coastal Caribbean Oils & Minerals, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-4668	NONE

State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton HM DX, BERMUDA	NONE

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (850) 421-2024

N/A

(Former name or former address, if changed since last report.)

FORM 8-K

COASTAL CARIBBEAN OILS & MINERALS, LTD.

Item 5.	Other Events

          On July 21, 2005, Coastal Caribbean Oils & Minerals, Ltd. (“Company”) issued a press release announcing that it has consummated the Agreement with the State of Florida and has surrendering its offshore Florida Leases, ending all litigation with the State of Florida. The Company has, along with Coastal Petroleum, received cash, after the payment of all expenses, in the amount of approximately $4.9 million. Additionally the Company announced that it has acquired the rights to drill a 6,500 foot well to test a Mississippian Lodgepole Reef in Valley County, in northeast Montana at an estimated drilling cost of $500,000. The Company plans to start the well drilling process before the end of August, 2005. Finally, the Company announced that it has acquired leases to the deeper rights in 25,000 acres in and near Slope County, North Dakota.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COASTAL CARIBBEAN OILS & MINERALS, LTD.
(Registrant)

By:	/s/ Phillip W. Ware

Phillip W. Ware
President

Date: July 21, 2005

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release

Exhibit 99.1 Press Release

Coastal Caribbean Oils & Minerals, Ltd.

FOR IMMEDIATE RELEASE

COASTAL CLOSES AGREEMENT WITH STATE AND ANNOUNCES
LEASE DRILLING PLANS AND LEASE ACQUISITIONS

APALACHICOLA, FL, JULY 21, 2005. Coastal Caribbean Oils & Minerals, Ltd. (“Coastal Caribbean”) announced it has concluded the agreement with the State of Florida surrendering its offshore Florida Leases, ending all litigation with the State of Florida and has, along with Coastal Petroleum, received cash, after payment of all expenses, in the amount of approximately $4.9 million. The conclusion of the agreement results in the Company owning all of the outstanding stock of Coastal Petroleum Company (“Coastal Petroleum or the Company”) with its tax loss carry forwards estimated to be approximately $14 Million.

Coastal Petroleum has been in protracted litigation with the State of Florida to obtain a permit to drill on its State granted Leases or to receive compensation if it was not allowed to drill. The Florida Courts had ruled that the State of Florida may deny Coastal Petroleum the right to a permit without having to pay the Company compensation. Given those rulings and the Company’s negative capital position and available options, Management believed the agreement with the State of Florida was the best alternative. This closes the Company’s drawn out attempts to search for oil in Florida.

Coastal Petroleum has acquired the rights to drill a 6,500 foot well to test a Mississippian Lodgepole Reef in Valley County, in northeast Montana at an estimated drilling cost of $500,000. Lodgepole Reefs in the Williston Basin have produced more than 4,000,000 barrels of light sweet crude and 2 billion cubic feet of rich sweet gas from single wells at rates of 2,000 barrels of oil a day. The location is in the same county as the Continental discovery well which is a Lodgepole Reef producer. Coastal Petroleum has also obtained the right to drill additional prospects in the Valley County area. The Company plans to start the well drilling process before the end of August, 2005.

In addition, Coastal Petroleum has acquired leases to the deeper rights in 25,000 acres in and near Slope County, North Dakota. The Company is obligated to drill a well to test this Lodgepole Reef before the end of 2005 and has the option to drill the remaining Lodgepole Reef prospects on these leases. The Company plans to partner with other entities to share the cost of the initial 9,700 foot test well.

The Company plans to become immediately current with all of its present obligations, to acquire the rights to drill and produce low cost, but highly potential oil and gas prospects, and to partner with others in higher cost prospects. As with any prospective oil and gas well drilled, there is no assurance that such wells will produce, but based upon the low cost to drill these wells and the success of wells drilled nearby these properties, Management believes the potential returns justify the wells.

Statements included in this press release which are not historical in nature are intended to be forward looking statements. Coastal Caribbean cautions readers that forward looking statements are subject to certain risks and uncertainties, such as changes in the income tax laws relating to tax loss carry forwards, the failure of the test wells to locate oil or gas reserves or the failure to locate oil or gas reserves which are economically feasible to recover, reductions in world wide oil or gas prices, adverse weather conditions, or mechanical failures of equipment used to explore such leases, that could cause actual results to differ materially from those indicated in the forward looking statements.

Contact: Phillip W. Ware, at (850) 421-2024

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